Exhibit A:

Ms. Montgomery also directly owns an employee stock option to purchase 5,000 shares of Class A common stock with (i) an exercise price of $131.53 per share and (ii) an expiration date of February 8, 2028. Of the 5,000 shares subject to this option, 1,250 shares vested on February 8, 2019, 1,250 shares vested on
February 8, 2020, 1,250 shares vested on February 8, 2021, and 1,250 shares are scheduled to vest on February 8, 2022.

Ms. Montgomery also directly owns an employee stock option to purchase 5,000 shares of Class A common stock with (i) an exercise price of $151.60 per share and (ii) an expiration date of November 22, 2029. Of the 5,000 shares subject to this option, 1,250 shares vested on November 22, 2020, 1,250 shares are scheduled to vest on November 22, 2021, 1,250 shares are scheduled to vest on
November 22, 2022, and 1,250 shares are scheduled to vest on November 22, 2023.

Ms. Montgomery also directly owns restricted stock units with the contingent right to receive 600 shares of Class A common stock. Of these 600 shares, 150 shares are scheduled to vest on November 13, 2021, 150 shares are scheduled to vest on November 13, 2022, 150 shares are scheduled to vest on November 13,
2023, and 150 shares are scheduled to vest on November 13, 2024.